EXHIBIT 99.1

CHENIERE ENERGY PARTNERS, L.P. NEWS RELEASE
Cheniere Partners Reports Second Quarter 2019 Results and Reconfirms Full Year 2019 Distribution Guidance
Summary of Second Quarter 2019 Results (in millions, except LNG data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Revenues	$1,705	$1,407	$3,454	$3,000
Net income	$232	$281	$617	$616
Adjusted EBITDA[1]	$591	$562	$1,198	$1,221
LNG exported:
Number of cargoes	85	61	162	128
Volumes (TBtu)	301	219	576	463
LNG volumes loaded (TBtu)	305	222	578	463

2019 Full Year Distribution Guidance

2019
Distribution per Unit	$2.35	-	$2.55
Recent Highlights
Strategic

•
In May 2019, the board of directors of our general partner made a positive final investment decision with respect to Train 6 of the SPL Project (defined below) and issued a full notice to proceed with construction to Bechtel Oil, Gas and Chemicals, Inc. in June 2019.

Operational

•	As of July 31, 2019, approximately 725 cumulative LNG cargoes have been produced, loaded, and exported from the SPL Project.
Financial

•
In May 2019, we entered into 5-year, $1.5 billion credit facilities, which consist of a $750 million delayed draw term loan and a $750 million revolving credit facility, to fund a portion of the development and construction of Train 6, a third LNG berth, and supporting infrastructure at the SPL Project.

___________________________
1 Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for further details.

Liquefaction Project Update

SPL Project
Liquefaction Train	Train 6
Project Status	Under Construction
Project Completion Percentage(1)	32.4%(2)
Expected Substantial Completion	1H 2023
Note: Project update excludes Trains in operation
(1) Project completion percentage as of June 30, 2019
(2) Engineering 74.1% complete, procurement 48.2% complete, and construction 2.1% complete

Houston, Texas - August 8, 2019 - Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE American: CQP) reported net income of $232 million and $617 million, respectively, for the three and six months ended June 30, 2019, compared to net income of $281 million and $616 million for the comparable 2018 periods. The decrease in net income for the three months ended June 30, 2019 as compared to the comparable 2018 period was primarily due to increased total operating costs and expenses as a result of additional Trains in operation and certain maintenance and related activities at the SPL Project, lower margins per MMBtu of LNG recognized in income, and increased interest expense, partially offset by increased volumes of LNG recognized in income primarily as a result of additional Trains in operation.
Adjusted EBITDA1 for the three months ended June 30, 2019 was $591 million, compared to $562 million for the comparable 2018 period. The increase in Adjusted EBITDA was primarily due to increased adjustments for certain non-cash items including depreciation and amortization expense and changes in the fair value of commodity derivatives.
Adjusted EBITDA for the six months ended June 30, 2019 was $1.20 billion, compared to $1.22 billion for the comparable 2018 period. The decrease in Adjusted EBITDA was driven by decreased adjustments for certain non-cash items including changes in fair value of commodity derivatives, partially offset by increased income from operations.
Income from operations increased $55 million during the six months ended June 30, 2019 as compared to the six months ended June 30, 2018. The increase in income from operations was primarily due to increased volumes of LNG recognized in income primarily as a result of additional Trains in operation and increased net gain from changes in fair value of commodity derivatives, partially offset by lower margins per MMBtu of LNG recognized in income and increased total operating costs and expenses as a result of additional Trains in operation and certain maintenance and related activities at the SPL Project.
During the three months ended June 30, 2019, 85 LNG cargoes were exported from the SPL Project, none of which were commissioning cargoes. During the six months ended June 30, 2019, 162 LNG cargoes were exported from the SPL Project, of which three were commissioning cargoes.

SPL Project
We are developing six Trains at the Sabine Pass LNG terminal adjacent to the existing regasification facilities (the “SPL Project”). Each Train is expected to have a nominal production capacity, which is prior to adjusting for planned maintenance, production reliability, potential overdesign, and debottlenecking opportunities, of approximately 4.5 mtpa of LNG and a run rate adjusted nominal production capacity of approximately 4.8 to 4.9 mtpa of LNG. Trains 1 through 5 are operational and Train 6 is under construction.
Distributions to Unitholders
We will pay a cash distribution per common and subordinated unit of $0.61 to unitholders of record as of August 6, 2019 and the related general partner distribution on August 14, 2019.
Investor Conference Call and Webcast
Cheniere Energy, Inc. will host a conference call to discuss its financial and operating results for the second quarter on Thursday, August 8, 2019, at 11 a.m. Eastern time / 10 a.m. Central time. A listen-only webcast of the call and an accompanying slide presentation may be accessed through our website at www.cheniere.com. Following the call, an archived recording will be made available on our website. The call and accompanying slide presentation may include financial and operating results or other information regarding Cheniere Partners.

About Cheniere Partners
Cheniere Partners, through its subsidiary, Sabine Pass Liquefaction, LLC (“Sabine Pass Liquefaction”), is developing, constructing, and operating natural gas liquefaction facilities at the Sabine Pass LNG terminal located in Cameron Parish, Louisiana, on the Sabine-Neches Waterway less than four miles from the Gulf Coast. Cheniere Partners, through Sabine Pass Liquefaction, plans to construct six Trains, which are in various stages of development, construction, and operations. Trains 1 through 5 are operational and Train 6 is under construction. Each Train is expected to have a nominal production capacity, which is prior to adjusting for planned maintenance, production reliability, potential overdesign, and debottlenecking opportunities, of approximately 4.5 mtpa of LNG and a run rate adjusted nominal production capacity of approximately 4.8 to 4.9 mtpa of LNG.

Through its wholly owned subsidiary, Sabine Pass LNG, L.P., Cheniere Partners owns and operates regasification facilities at the Sabine Pass LNG terminal, which includes pre-existing infrastructure of five LNG storage tanks with aggregate capacity of approximately 16.9 billion cubic feet equivalent, two marine berths that can each accommodate vessels with nominal capacity of up to 266,000 cubic meters and vaporizers with regasification capacity of approximately 4.0 Bcf/d. Cheniere Partners also owns a 94-mile pipeline that interconnects the Sabine Pass LNG terminal with a number of large interstate pipelines through its wholly owned subsidiary, Cheniere Creole Trail Pipeline, L.P.

For additional information, please refer to the Cheniere Partners website at www.cheniere.com and Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, filed with the Securities and Exchange Commission.

Forward-Looking Statements
This press release contains certain statements that may include “forward-looking statements.” All statements, other than statements of historical or present facts or conditions, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere Partners’ financial and operational guidance, business strategy, plans and objectives, including the development, construction and operation of liquefaction facilities, (ii) statements regarding expectations regarding regulatory authorizations and approvals, (iii) statements expressing beliefs and expectations regarding the development of Cheniere Partners’ LNG terminal and liquefaction business, (iv) statements regarding the business operations and prospects of third parties, (v) statements regarding potential financing arrangements, and (vi) statements regarding future discussions and entry into contracts. Although Cheniere Partners believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Partners’ actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Partners’ periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Partners does not assume a duty to update these forward-looking statements.

 (Financial Tables Follow)

Cheniere Energy Partners, L.P.
Consolidated Statements of Income
(in millions, except per unit data)(1)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Revenues
LNG revenues	$1,171	$1,155	$2,538	$2,170
LNG revenues—affiliate	455	178	760	681
Regasification revenues	67	65	133	130
Other revenues	12	9	23	19
Total revenues	1,705	1,407	3,454	3,000

Operating costs and expenses
Cost of sales (excluding depreciation and amortization expense shown separately below)	880	698	1,759	1,535
Operating and maintenance expense	162	98	300	193
Operating and maintenance expense—affiliate	37	30	66	56
Development expense	—	1	—	1
General and administrative expense	3	2	6	6
General and administrative expense—affiliate	27	17	48	35
Depreciation and amortization expense	138	106	252	211
Impairment expense and loss on disposal of assets	3	—	5	—
Total operating costs and expenses	1,250	952	2,436	2,037

Income from operations	455	455	1,018	963

Other income (expense)
Interest expense, net of capitalized interest	(230)	(184)	(417)	(369)
Derivative gain, net	—	3	—	11
Other income	7	7	16	11
Total other expense	(223)	(174)	(401)	(347)

Net income	$232	$281	$617	$616

Basic and diluted net income per common unit	$0.44	$0.55	$1.19	$1.22

Weighted average number of common units outstanding used for basic and diluted net income per common unit calculation	348.6	348.6	348.6	348.6

(1)	Please refer to the Cheniere Energy Partners, L.P. Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, filed with the Securities and Exchange Commission.

Cheniere Energy Partners, L.P.
Consolidated Balance Sheets
(in millions, except unit data) (1)

	June 30,	December 31,
	2019	2018
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$1,016	$—
Restricted cash	596	1,541
Accounts and other receivables	243	348
Accounts receivable—affiliate	166	114
Advances to affiliate	225	228
Inventory	104	99
Derivative assets	17	6
Other current assets	67	20
Other current assets—affiliate	1	—
Total current assets	2,435	2,356

Property, plant and equipment, net	16,232	15,390
Operating lease assets, net	92	—
Debt issuance costs, net	20	13
Non-current derivative assets	37	31
Other non-current assets, net	157	184
Total assets	$18,973	$17,974

LIABILITIES AND PARTNERS’ EQUITY
Current liabilities
Accounts payable	$74	$15
Accrued liabilities	1,076	821
Due to affiliates	44	49
Deferred revenue	122	116
Deferred revenue—affiliate	—	1
Current operating lease liabilities	6	—
Derivative liabilities	8	66
Total current liabilities	1,330	1,068

Long-term debt, net	16,720	16,066
Non-current operating lease liabilities	86	—
Non-current derivative liabilities	12	14
Other non-current liabilities	3	4
Other non-current liabilities—affiliate	21	22

Partners’ equity
Common unitholders’ interest (348.6 million units issued and outstanding at June 30, 2019 and December 31, 2018)	1,827	1,806
Subordinated unitholders’ interest (135.4 million units issued and outstanding at June 30, 2019 and December 31, 2018)	(982)	(990)
General partner’s interest (2% interest with 9.9 million units issued and outstanding at June 30, 2019 and December 31, 2018)	(44)	(16)
Total partners’ equity	801	800
Total liabilities and partners’ equity	$18,973	$17,974

(1)	Please refer to the Cheniere Energy Partners, L.P. Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, filed with the Securities and Exchange Commission.

Reconciliation of Non-GAAP Measures

Regulation G Reconciliation

In addition to disclosing financial results in accordance with U.S. GAAP, the accompanying news release contains a non-GAAP financial measure. Adjusted EBITDA is a non-GAAP financial measure that is used to facilitate comparisons of operating performance across periods. This non-GAAP measure should be viewed as a supplement to and not a substitute for our U.S. GAAP measures of performance and the financial results calculated in accordance with U.S. GAAP, and the reconciliation from these results should be carefully evaluated.

Adjusted EBITDA is calculated by taking net income before interest expense, net of capitalized interest, changes in the fair value and settlement of our interest rate derivatives, taxes, depreciation and amortization, and adjusting for the effects of certain non-cash items, other non-operating income or expense items and other items not otherwise predictive or indicative of ongoing operating performance, including the effects of modification or extinguishment of debt and changes in the fair value of our commodity derivatives. Adjusted EBITDA is not intended to represent cash flows from operations or net income as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.

We believe Adjusted EBITDA provides relevant and useful information to management, investors and other users of our financial information in evaluating the effectiveness of our operating performance in a manner that is consistent with management’s evaluation of business performance. Management believes Adjusted EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization which vary substantially from company to company depending on capital structure, the method by which assets were acquired and depreciation policies. Further, the exclusion of certain non-cash items, other non-operating income or expense items and other items not otherwise predictive or indicative of ongoing operating performance enables comparability to prior period performance and trend analysis.

Adjusted EBITDA

The following table reconciles our Adjusted EBITDA to U.S. GAAP results for the three and six months ended June 30, 2019 and 2018 (in millions):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Net income	$232	$281	$617	$616
Interest expense, net of capitalized interest	230	184	417	369
Derivative gain, net	—	(3)	—	(11)
Other income	(7)	(7)	(16)	(11)
Income from operations	$455	$455	$1,018	$963
Adjustments to reconcile income from operations to Adjusted EBITDA:
Depreciation and amortization expense	138	106	252	211
Loss (gain) from changes in fair value of commodity derivatives, net	(5)	1	(77)	47
Impairment expense and loss on disposal of assets	3	—	5	—
Adjusted EBITDA	$591	$562	$1,198	$1,221

CONTACTS:
Cheniere Energy Partners, L.P.

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